Exhibit 99.1

CONTACT

Kiersten Mehl

(800) 978-8136

kmehl@summithealthcarereit.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Summit Healthcare REIT, Inc.

Acquires Skilled Nursing Facility

Lake Forest, Calif., (Nov. 6, 2014) – Summit Healthcare REIT, Inc. (“Summit”) announced today that it acquired a 55-bed skilled nursing facility in Myrtle Point, Oregon for a purchase price of approximately $4.2 million on Oct. 31, 2014.

The 18,105 square foot facility will be operated by and leased to Dakavia Management Corp. (“Dakavia”) pursuant to a 15-year triple net lease. Dakavia has over twenty years of experience in the skilled nursing industry and operates five other facilities in Summit’s portfolio.

“Dakavia continues to prove a valuable partner in our strategic growth efforts,” said Kent Eikanas, President and Chief Operating Officer of Summit Healthcare REIT, Inc. “We are excited to see our relationship with Dakavia expand, and we look forward to additional opportunities in the future.”

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in healthcare related senior housing real estate located throughout the United States. The current portfolio includes interests in 15 healthcare facilities.

For more information, please contact Kiersten Mehl at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2013, and quarterly reports for the periods ended March 31, 2014, and June 30, 2014. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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